Exhibit 10.1

RETIREMENT AND CONSULTING AGREEMENT

This RETIREMENT AND CONSULTING AGREEMENT (this “Agreement”) is entered into as of June 30, 2005 by and between BECKMAN COULTER, INC., a Delaware corporation (the “Company”), and JOHN P. WAREHAM, (“Mr. Wareham”).

RECITALS

WHEREAS, Mr. Wareham was the Chairman of the Board of Directors (the “Board”) until April 7, 2005 and Chief Executive Officer (“CEO”) of the Company until February 21, 2005;

WHEREAS, the Company desires to have the continued benefit of Mr. Wareham’s knowledge and expertise for a three-year period following the date that Mr. Wareham ceases to be an employee of the Company on or about June 30, 2005 (“Company Retirement Date”) and Mr. Wareham desires to provide such services as the Company may reasonably require during such period of time;

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth below, the parties hereby agree as follows:

1.  Retirement Benefits.

(a)                                  Mr. Wareham’s rights to receive benefits under retirement, deferred compensation, equity based plans, the option gain deferral plan and welfare plans and programs of the Company will be determined in accordance with the existing terms of such plans and programs.  However, the vesting of all of Mr. Wareham’s unvested stock option grants will be accelerated to the Company Retirement Date.  Also, the 2003 restricted stock grant will be vested upon the Company Retirement Date.  Mr. Wareham will continue to be eligible to participate in the Option Gain Deferral program if it continues to be available to the employees of Beckman Coulter, Inc. and its successors.

(b)                                 Vacation Accrual.  Upon or as soon as practicable after the Company Retirement Date, Mr. Wareham shall be entitled pursuant to Company practice to the aggregate of $62,000 for twenty (20) “excess” accrued, but not used, vacation days accumulated by Mr. Wareham.

2.  Consulting Services.

Upon Mr. Wareham’s retirement he shall serve as a consultant, not an employee or a Board member of the Company, and shall perform such consulting services as may be reasonably requested by the Board or the Chief Executive Officer of the Company, for a term of three (3) years following the Company Retirement Date.

Mr. Wareham agrees to render on a non-cumulative basis: (1) up to forty-five (45) days of consulting services during the first year of the Consulting term; (2) up to twenty-five (25) days during the second year of the Consulting Term; and, (3) up to twenty (20) days during the third year of the Consulting Term.  For this purpose, a day shall be eight hours, including travel time.  During the Consulting Term, Mr. Wareham shall continue to abide by the Company’s Code of Ethics and Standards of Conduct (including compliance with the Company’s stock trading limitations regarding trading windows; however, he may trade outside a trading window on an exception basis after consulting with the Company’s general counsel).  Notwithstanding anything else contained herein to the contrary, this Agreement shall be null and void in its entirety if Mr. Wareham does not retire from employment with the Company and its affiliates on or about June 30, 2005.

3.  Compensation and Benefits during the Consulting Term.

As compensation for the performance by Mr. Wareham of his consulting services during the Consulting Term, the Company shall pay Mr. Wareham an annual retainer of $330,000 for the first year, $210,000 for the second year and $170,000 for the third year, payable monthly in advance.  Mr. Wareham shall be entitled to payment at a per diem rate of $10,000 for any time in excess of the applicable number of days stated for each year of the Consulting Term.

Mr. Wareham will continue to be eligible during the term of the consulting agreement to participate in the Corporate Donation Matched program if it continues to be available to the employees of the Company and its successors.  In addition, the Company will compensate Mr. Wareham during the term of the consulting agreement for the costs of COBRA (dental and vision coverage), Life Plus and Executive Physicals.

4.  Expenses and Other Benefits.

The Company shall promptly reimburse Mr. Wareham for all reasonable business expenses incurred in connection with the consulting services in accordance with its applicable policies and procedures then in force and provide during the Consulting Term Mr. Wareham with the necessary business support, including office support, travel department support, appropriate business periodicals, use of the Yorba Linda Country Club, and the dinner clubs of the Balboa Bay Club and the Center Club.  Mr. Wareham will have use of up-to-date model computers and business equipment, which will be available for his purchase at the end of the Consulting Term at depreciated cost.  In addition, Mr. Wareham will have access during the Consulting Term to the Company’s Lotus Notes as an approved contractor.

5.  Renewal and Termination.

Mr. Wareham’s consulting services and this Agreement shall terminate at the end of the Consulting Term, unless extended by the Company and Mr. Wareham on such terms and conditions as they agree.

6.  Tax Status.

Mr. Wareham’s status during the Consulting Term shall be that of an independent contractor and not, for any purpose, that of an employee or agent with authority to bind the Company in any respect.  All payments and other consideration made or provided to Mr. Wareham in respect of services performed during the Consulting Term shall be made or provided without withholding or deduction of any kind, and Mr. Wareham shall assume sole responsibility for discharging all tax and other obligations associated therewith.

7.  Confidential Information.

Mr. Wareham hereby acknowledges that, as a former employee and a consultant of the Company, he will be making use of, acquiring and adding to confidential information of a special and unique nature and value relating to the Company and its strategic plan and financial operations.  Mr. Wareham further recognizes and acknowledges that all confidential information is the exclusive property of the Company, is material and confidential, and is critical to the successful conduct of the Company’s business.  Accordingly, Mr. Wareham hereby covenants and agrees that he will use confidential information for the benefit of the Company only and shall not at any time, directly or indirectly, during the term of this Agreement and thereafter divulge, reveal or communicate any confidential information to any person, firm, corporation or entity whatsoever, or use any confidential information for his own benefit or for the benefit of others.  Notwithstanding the foregoing, Mr. Wareham shall be authorized to disclose confidential information (i) as may be required by law or legal process after providing the Company with prior written notice and an opportunity to respond to such disclosure (unless such notice is prohibited by law) and (ii) with the prior written consent of the Company.

8.  Indemnification.

The Company agrees to indemnify, protect, defend and hold Mr. Wareham and his estate, heirs, and person representatives, harmless from and against any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), and all losses, liabilities, damages and expenses, including reasonable attorney’s fees incurred by counsel reasonably designated or approved by him, in connection with this Agreement or his services hereunder, provided that any consulting services giving rise to such indemnification shall have been performed by Mr. Wareham in good faith and, to the best of his knowledge, in a lawful manner.

9.  Successors.

This Agreement is personal to Mr. Wareham and without the prior written consent of the Company shall not be assignable by Mr. Wareham otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Mr. Wareham’s legal representatives.

(a)                                  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(b)                                 The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “the Company,” shall mean Beckman Coulter, Inc. as hereinbefore defined and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

10.  Conflicts of Interest.

No business or legal conflicts of interest shall exist between services performed or to be performed by Mr. Wareham on behalf of the Company and by Mr. Wareham on behalf of any other client.  The identity of Mr. Wareham’s directorships, other employment and clients shall be fully disclosed by Mr. Wareham to the Company.  Mr. Wareham shall promptly notify the Company in writing of any change in his directorships, employment, and clients.

11.  Exclusivity of Consulting Arrangement.

During the Consulting Term Mr. Wareham shall not directly or indirectly engage in any activities designed to deprive or which may have the effect of depriving the Company of the good will of customers or potential customers of its products and services.  Further, Mr. Wareham shall not, prior to the expiration of the Consulting Term, represent, act as representative for, or market or sell, directly or indirectly, products competing with major products and services of the Company.  A competing major product or service is defined as a line of business that represents more than 5% of the Company’s sales or where R&D investment is more than $5M per year.

12.  Settlement of Disputes.

(a)                                  The Company and Mr. Wareham hereby consent to the resolution by arbitration of all disputes, issues, claims or controversies arising out of or in connection with this Agreement, Mr. Wareham’s employment with and/or retirement from the Company, and/or Mr. Wareham’s services to the Company that the Company may have against Mr. Wareham or that Mr. Wareham may have against the Company, or against its officers, directors, employees or agents acting in their capacity as such.  Each party’s promise to resolve all such claims, issues, or disputes by arbitration in accordance with this Agreement rather than through the course of litigation, is consideration for the other party’s like promise.  It is further agreed that the decision of an arbitrator on any issue, dispute, claim or controversy submitted for arbitration, shall be final and binding upon the Company and Mr. Wareham and that judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.

(b)                                 However, thirty (30) days prior to submittal of any dispute to formal arbitration Mr. Wareham and the Company, represented by the Chairperson of the Board of Director’s Organization and Compensation Committee, agree to meet to resolve said dispute.  If no resolution appears possible, the dispute will be submitted to formal arbitration after said 30-day period pursuant to the procedure set forth herein.

(c)                                  Except as otherwise provided herein or by mutual agreement of the parties, any arbitration shall be administrated in accordance with the then-current Commercial Arbitration Procedures of the American Arbitration Association (AAA) before a single arbitrator who is a retired federal or state court judge in the state in which the arbitration is convened.  The arbitration shall be held in Los Angeles, California, or at any other location mutually agreed upon by the parties.

(d)                                 The parties shall attempt to agree upon the arbitrator.  If the parties cannot agree on the arbitrator, the AAA shall then provide the names of nine (9) arbitrators experienced in business employment matters along with their resumes and fee schedules.  Each party may strike all names on the list it deems unacceptable.  If more than one common name remains on the list of all parties, the parties shall strike names alternately until only one remains.  The party who did not initiate the claim shall strike first.  If no common name remains on the lists of the parties, the AAA shall furnish an additional list until an arbitrator is selected.

(e)                                  The arbitrator shall interpret this Agreement, and any applicable Company policy or rules and regulations, any applicable substantive law (and the law of remedies, if applicable) of the State of California, or applicable federal law.  In reaching his or her decision, the arbitrator shall have no authority to change or modify any lawful Company policy, rule or regulation, or this Agreement. The arbitration, and not any federal, state or local court or agency, shall have exclusive and broad authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including, but not limited to, any claim that all or any part of this Agreement is voidable.

12.  Miscellaneous.

This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(a)                                  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Mr. Wareham:              571 N. Turnabout Road

Orange, CA 92869

If to the Company:               Attention:  General Counsel

Beckman Coulter, Inc.

4300 N. Harbor Boulevard

Fullerton, CA 92834

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(b)                                 The invalidity or unenforceability of any provision (or portion thereof) of this Agreement shall not affect the validity or enforceability of any other provision (or portion thereof) of this Agreement.

(c)                                  This Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

(d)                                 This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

(e)                                  Nothing in this Agreement will affect in any way the terms and conditions of the Transition Agreement dated April 7, 2005 between the Company and Mr. Wareham.

(f)                                    Mr. James T. Glover, the Company’s CFO, or his delegate will be the contact person for Mr. Wareham regarding any administrative or implementation questions Mr. Wareham may have.

(g)                                 IN WITNESS WHEREOF, Mr. Wareham has hereunto set his hand and, pursuant to the authorization from its Board, the Company has caused its present to be executed in its name on its behalf, all as of the day and year first above written.

/s/ JOHN P. WAREHAM
John P. Wareham

BECKMAN COULTER, INC.

By:	/s/ BETTY WOODS